Exhibit 4.8

UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY BEFORE THE DATE THAT IS 4 MONTHS AND A DAY AFTER NOVEMBER 17, 2014.
AMENDED & RESTATED
CONVERTIBLE DEBENTURE

PRINCIPAL:	CDN$►
ISSUER:	NUTRITIONAL HIGH INTERNATIONAL INC.
HOLDER:	►
DEBENTURE#:	2014-2
DATE OF ISSUE:	November 18, 2014

ARTICLE 1
 DEFINITIONS
1.1	Defined Terms. In this Debenture, the following terms shall have the following meanings:
(a)	"Assets" means all of the following personal property and fixtures, and all of the leasehold interests and other property described in Section 1.1(a)(x) below:
(i)	all goods now or hereafter comprising part of the inventory of the Issuer and all interests, rights and benefits, both present and future of the Issuer in or to inventory including, without limitation, goods now or hereafter held for sale or lease or furnished or to be furnished under a contract of service or that are raw materials, work in process or materials used or consumed in a business or profession or finished goods;
(ii)	all equipment now or hereafter owned by the Issuer and all interests, rights and benefits, both present and future, of the Issuer in or to equipment including, without limitation, office, warehouse and other furniture, fixtures, machinery, tools, rolling stock, vehicles, accessories, spare parts, supplies and other tangible personal property;
(iii)	all fixtures now or hereafter owned by the Issuer and all interests, rights and benefits, both present and future, of the Issuer in or to fixtures;
(iv)	all chattel paper now or hereafter owned or held by the Issuer and all interests, rights and benefits, both present and future, of the Issuer in, under or to chattel paper;

(v)	each and every document of title now or hereafter owned by the Issuer or of which the Issuer is or becomes a holder, whether negotiable or non-negotiable, including, without limitation, each and every warehouse receipt and bill of lading, and all interests, rights and benefits, both present and future, of the Issuer in, under or to each and every document of title;
(vi)	each and every instrument now or hereafter owned by the Issuer or of which the Issuer is or becomes a holder, and all interests, rights and benefits, both present and future, of the Issuer in, under or to each and every instrument;
(vii)	all investment property, security certificates and each and every security now or hereafter owned by the Issuer or of which the Issuer is or becomes a holder including, without limitation, all shares, stocks, warrants, bonds, debentures, debenture stock or the like issued by a corporation or other Person, or a partnership, association or government, each and every option on futures, clearing house option, every financial asset and all interests, rights and benefits, both present and future, of the Issuer in, under or to each and every one of the foregoing;
(viii)	all money of the Issuer and all money hereafter acquired by the Issuer and each and every account, debt, claim and demand of every nature and kind which is now due, owing or accruing due or which may hereafter become due, owing or accruing due to the Issuer, or which the Issuer now has or may hereafter have and all interests, rights and benefits, both present and future of the Issuer in or to each and every account, debt, claim and demand including, without limitation, claims against the Crown and claims under insurance policies, a US$900,000 promissory note made by NHC Edible LLC ("NHC") and a first ranking general security agreement supported by a Uniform Commercial Code registration in Colorado over NHC;
(ix)	all patents, industrial designs, trade-marks, trade secrets and know-how including without limitation, environmental technology and biotechnology, confidential information, trade-names, goodwill, copyrights, personality rights, plant breeders' rights, integrated circuit topographies, software and all other forms of intellectual and industrial property, and any registrations and applications for registration of any of the foregoing (collectively, "Intellectual Property");
(x)	each and every lease, agreement to lease and leasehold interest of the Issuer and all interests, rights and benefits, both present and future, of the Issuer, in, under or to the same, except the last day of any term of years reserved by any such lease or agreement therefor of which reversion of one day the Issuer shall stand possessed upon trust to assign and dispose of the same as the Secured Party shall direct;

(xi)	each and every intangible now or hereafter owned by the Issuer or of which the Issuer is or becomes a holder, and all interests, rights and benefits, both present and future, of the Issuer in, under or to each and every intangible;
(xii)	with respect to the property described in each of Subsections 1(a)(i) to 1(a)(xi) inclusive, all substitutions and replacements thereof, improvements, increases, additions and accessions thereto and all interests, rights and benefits, both present and future, of the Issuer in, under or to the same;
(xiii)	with respect to the property described in each of Subsections 1(a)(i) to 1(a)(xii) inclusive, identifiable or traceable personal property in any form derived directly or indirectly from any dealing with such property or the proceeds therefrom and includes any payment representing indemnity or compensation for loss of or damage to such property or proceeds therefrom; and
(xiv)	with respect to the property described in each of Subsections 1(a)(i) to 1(a)(xiii) inclusive, all books, accounts, invoices, letters, deeds, contracts, security, securities, instruments, bills, notes, writings, papers, documents and records in any form evidencing or relating thereto, and all other rights and benefits to which the Issuer is now or may hereafter become entitled in respect thereof.
(b)	"Change of Control" means:
(i)	the acquisition, directly or indirectly, by any Person or any Persons acting jointly or in concert (as determined in accordance with the Securities Act (Ontario)) of voting securities of the Corporation which, together with all other voting securities of the Corporation held by such Person or Persons, constitute, in the aggregate, more than fifty percent (50%) of all outstanding voting securities of the Corporation;
(ii)	an amalgamation, reorganization, arrangement or other form of business combination of the Corporation with another Person which results in the holders of voting securities of that other Person holding, in the aggregate, fifty percent (50%) or more of all outstanding voting securities of the Corporation (including a merged or successor company) resulting from the business combination;
(iii)	the sale, lease, exchange, exclusive licensing or other disposition of all or substantially all of the assets of the Corporation to another Person; or
(iv)	the liquidation, dissolution or winding up of the Corporation.

(c)	"Charged Property" means the property of the Issuer described in Section 8.1 hereof and charged with a security interest in favour of the Holder under this Debenture.
(d)	"Common Shares" means the common shares in the capital of the Issuer.
(e)	"Conversion Price" has the meaning attributed to it in Section 5.2 hereof.
(f)	"Date of Issue" means the date indicated as the date of issue on the first page of this Debenture.
(g)	"Debenture" means this Convertible Debenture and all schedules and appendices hereto.
(h)	"Encumbrance" means any mortgage, lien, pledge, assignment, charge, security interest, title retention agreement, hypothec, levy, execution, seizure, attachment, garnishment, right of distress or other claim in respect of property of the Issuer of any nature or kind whatsoever howsoever arising (whether consensual, statutory or arising by operation of law or otherwise) and includes arrangements known as sale and lease-back, sale and buy-back and sale with option to buy-back.
(i)	"Event of Default" has the meaning attributed to it in Section 12.1 of this Debenture.
(j)	"First Ranking" has the meaning attributed to it in Section 10.1 of this Debenture.
(k)	"Fully Diluted Basis" means, at any given time, all issued and outstanding Common Shares together with all Common Shares issuable by the Issuer upon the exercise, conversion or exchange of all options, warrants, rights and any other convertible or exchangeable securities of the Issuer which are issued and outstanding, provided that "Fully Diluted Basis" shall excluded Common Shares issuable by the Issuer upon the conversion of the Convertible Debenture.
(l)	"Going Public Transaction" means the occurrence of either:
(i)	a business combination between the Issuer and a public company pursuant to a reverse take-over, merger, amalgamation, arrangement, take-over bid, insider bid, reorganization, joint venture, sale or exchange of assets or similar transaction; or
(ii)	an initial public offering by the Issuer.
(m)	"Holder" means the Persons indicated to be the holder on the first page of this Debenture.

(n)	"Intercreditor Agreement" means the intercreditor agreement in relation to the Convertible Debenture and other matters as between the Holder and Rocfrim Inc. dated the 17th day of November, 2014.
(o)	"Interest" means, subject to Section 12.3, interest on the outstanding Principal at a rate equal to twelve percent (12%) per annum, compounded and calculated quarterly, in arrears.
(p)	"Issuer" means Nutritional High International Inc. and its successors and permitted assigns.

(q)	"Maturity Date" has the meaning attributed to it in Section 2.3 of this Debenture.

(r)	"Ordinary Course of Business" means the business of the Issuer as presently conducted and as proposed to be conducted.

(s)	"Person" means any individual, legal person, corporation or company with or without share capital, cooperative, partnership, firm, unincorporated association, sole proprietorship, joint venture, syndicate, trust, trustee, executor, administrator or other legal personal representative, estate, succession, governmental entity, or other form of entity or organization of any nature whatsoever.

(t)	"Post Offering Value" means $0.05.
(u)	"PPSA" means the Personal Property Security Act (Ontario) and the regulations thereto as the same may be amended from time to time.
(v)	"Principal" means the principal amount paid by the Holder for this Debenture, being the sum indicated to be the principal on the first page of this Debenture.
(w)	"Purchase Money Security Interest" has the meaning ascribed to such term in the Personal Property Security Act (Ontario).
(x)	"Subscription Agreement" means the Subscription Agreement made between the Issuer and the Holder dated the date hereof, providing inter alia for the issuance of this Debenture.
1.2	Other Terms.
(a)	In this Agreement, the words "accessions", "account", "chattel paper", "clearing house option", "document of title", "equipment", "financial asset", "goods", "instrument", "intangible", "inventory", "investment property", "money", "option on futures", "personal property", "proceeds", "security", and "security certificate" shall have the same meanings as their defined meanings in the PPSA.
(b)	In this Agreement, each reference to "Assets" shall, unless the context otherwise requires, include and be read as "Assets or any part thereof".
(c)	All other capitalized terms not otherwise defined herein shall have the meaning ascribed thereto in the Subscription Agreement.

ARTICLE 2
 PROMISE TO PAY AND MATURITY
2.1	Indebtedness. For value received, the Issuer hereby acknowledges itself indebted and promises to pay to the Holder or to its order:
(a)	the amount of Principal outstanding from time to time; and
(b)	such amounts of Interest as may accrue on the Principal from time to time.
2.2	Amounts Due. The outstanding Principal, Interest and any other amounts payable by the Issuer pursuant to this Debenture, unless previously converted pursuant to Sections 5.1 hereof, shall become due and payable on the Maturity Date.
2.3	Maturity Date. The maturity date of this Debenture shall be the date that is 2 years from the Date of Issue (the "Maturity Date").
2.4	Prepayment. The Issuer may not prepay Principal prior to the Maturity Date or accrued and unpaid Interest prior to the dates set out in Section 3.1 below without the consent of the Holder.
ARTICLE 3
 INTEREST
3.1	Accrual of Interest. Interest shall commence to accrue on the amount of the Principal outstanding hereunder from time to time, as of the date of this Debenture. Except as otherwise provided under the Subscription Agreement, accrued and outstanding Interest shall be payable by the Issuer on a quarterly basis.
ARTICLE 4
 USE OF PROCEEDS
4.1	Loan. The Principal shall be used by the Issuer to provide a secured loan to its subsidiary, NHC Edibles LLC, for the purchase of the real property located at 78 N Silicon Drive #80, Pueblo West, CO, 81007-1462, Pueblo County, United States of America. Without limiting the generality of the foregoing, the Principal shall not be used for any purpose expressly prohibited under the Subscription Agreement.

ARTICLE 5
 CONVERSION
5.1	Conversion Option. The Holder shall have the option, exercised by the delivery of a written notice by the Holder to the Issuer no later than fifteen (15) days prior to the proposed conversion date (the "Conversion Notice") to convert, at the applicable Conversion Price, the outstanding Principal and accrued and unpaid Interest owing hereunder into Common Shares.
5.2	Conversion Price. The price set for the conversion of this Debenture (the "Conversion Price") shall be a 20% premium to the price per Common Share at which the Issuer completes its Going Public Transaction, subject to the following adjustment:
(a)	if the Issuer fails to complete the Going Public Transaction on or before January 31, 2015, the Conversion Price shall be reduced to the lower of: (a) $0.05 per Share; and (b) the financing price of a Going Public Transaction completed by the Issuer after January 31, 2015, as applicable; and
(b)	if the Issuer completes the Going Public Transaction on or before January 31, 2015, but less than $1,000,000 is raised in connection with such transaction, the Conversion Price shall be equal to price per Common Share at which the Issuer completes its Going Public Transaction.
5.3	Mechanics of Conversion. At the date fixed for the conversion of this Debenture, the Issuer shall deliver to the Holder a certificate representing the number of securities obtained by dividing the sum of the outstanding Principal and accrued and unpaid Interest being converted by the Conversion Price (rounded down to the nearest whole number of securities) as well as such other documentation as the Holder may reasonably require to attest that the securities are duly and properly issued and no amount of Principal or accrued and unpaid Interest remains outstanding and owing to the Holder hereunder. The Holder shall deliver the originally executed Debenture to the Issuer for cancellation.
5.4	Conversion Date. The conversion of this Debenture is deemed to occur on the proposed conversion date set out in the Conversion Notice. At such time, the Holder will be treated as having become the holder of record of the securities issuable upon the conversion at that time. Notwithstanding the foregoing or the surrender of this Debenture, if the Issuer fails to issue the aforesaid securities to the Holder within fifteen (15) days of the dated fixed for conversion, the Holder retains all rights contained in this Debenture until such shares are issued.
ARTICLE 6
 ADJUSTMENT PROVISIONS
6.1	Reclassification of Common Shares. In the case of any reclassification of, or other change in, the Common Shares, the Holder shall be entitled to receive upon conversion of this Debenture pursuant to Sections 5.1 and shall accept in lieu of the number of Common Shares to which it was theretofore entitled upon such conversion, the kind and amount of shares and other securities or property which the Holder would have been entitled to receive as a result of such reclassification if, on the effective date thereof, it had been the registered holder of the number of Common Shares to which it was theretofore entitled upon conversion.

6.2	Determination of Adjustments. If any question arises with respect to the adjustment provided for in Section 6.1, such question shall be conclusively determined by a firm of chartered accountants appointed by the board of directors of the Issuer acting in good faith. Such chartered accountants shall have for such purposes access to all necessary records of the Issuer and such determination shall be binding upon the Issuer and the Holder.
6.3	No Requirement to Issue Fractional Shares. The Issuer shall not be required to issue fractional shares upon the conversion of this Debenture. If any fractional interest in a share would, except for the provisions of this Section, be deliverable upon the conversion of this Debenture, the Issuer shall, in lieu of delivering any certificate representing such fractional interest, satisfy such fractional interest by paying to the Holder an amount of lawful money of Canada equal to the value of such fractional interest.
6.4	Certificate as to Adjustment. The Issuer shall immediately after the occurrence of any event which requires an adjustment or re-adjustment as provided for in this Article 6, deliver a certificate signed by an officer of the Issuer to the Holder specifying the nature of the event requiring such adjustment and setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based, which certificate and the adjustment specified therein shall, if so requested by the Holder, be verified by an opinion of a firm of chartered accountants in accordance with Section 6.2, and any determination shall be binding upon the Issuer and the Holder.
ARTICLE 7
 INFORMATION RIGHTS
7.1	Reporting Requirements. The Issuer shall provide the Holder with such financial information of the Issuer as may be reasonably requested by the Holder from time to time, including, without limitation, annual and quarterly financial statements and monthly management prepared reports.
ARTICLE 8
 SECURITY
8.1	Charge. As security for the repayment of the Issuer's indebtedness hereunder as well as all costs and expenses (including reasonable legal fees) incurred by the Holder to preserve the Charged Property (as defined below), enforce its security interest and protect the Holder from liability in connection with its security interest, the Issuer hereby grants a security interest in favour of Adam Szweras as collateral agent for the Holder over all of the Assets of the Issuer (collectively referred to herein as the "Charged Property").

8.2	Value Given. The Issuer hereby acknowledges that value has been given to the Issuer by the Holder and that: (i) except as set out in Schedule A hereto, the Issuer owns (or, with respect to any leased or licensed property forming part of the Charged Property, holds a valid leasehold or licensed interest in) the Charged Property free and clear of any security interests; (ii) except as set out in Schedule A hereto, no security agreement, financing statement or other notice with respect to any or all of the Charged Property is on file or on record in any public office except for filings in favour of the Holder; (iii) the security interests, mortgages and charges granted hereby shall attach forthwith upon the Date of Issue with respect to each and every property included in the Charged Property and in which the Issuer then has rights and forthwith upon the Issuer first acquiring rights in each and every property included in the Charged Property and in which the Issuer first acquires such rights subsequent to the Date of Issue; and (iv) without in any way limiting the foregoing, the parties have not agreed to postpone the time of attachment of the security interest granted hereunder.
8.3	Continuing Charge. The Issuer shall not be entitled to a release and discharge of this Debenture unless and until full payment of the outstanding Principal and accrued and unpaid Interest owing hereunder has been made to the Holder or the Debenture has been converted to Common Shares or such other class and/or series of securities to which the Holder is entitled hereunder upon the conversion of this Debenture. Upon full payment of the Principal and accrued and unpaid Interest to the Holder or the conversion of the Debenture to shares and providing that no other monies are then owing by the Issuer to the Holder, the Issuer shall automatically be deemed to have been released and discharged of the obligations arising pursuant to and under this Debenture with no further action required to be taken by any party. The Holder agrees to do, execute, acknowledge and deliver, or cause to be done, executed, acknowledged and delivered, such further acts, deeds, transfers and assurances as the Issuer shall reasonably require for releasing and discharging all of the Issuer's obligations arising pursuant to and under this Debenture, including, without limitation, cancelling all security interests and related financing statements filed with all applicable government agencies.
8.4	Further Assurances. The Issuer shall do, execute, acknowledge and deliver, or cause to be done, executed, acknowledged and delivered, such further acts, deeds, mortgages, transfers and assurances as the Holder shall reasonably require for better assuring, charging, assigning and conferring unto the Holder the Charged Property or for the purpose of fully accomplishing and effecting the intention of this Debenture.
ARTICLE 9
 GENERAL COVENANTS
So long as this Debenture remains outstanding, the Issuer covenants and agrees as follows:
9.1	To Pay Certain Debts. The Issuer shall punctually pay and discharge every obligation, the failure to pay or discharge of which might result in any Encumbrance or right of distress, forfeiture, termination or sale or any other remedy being enforced against the Charged Property. The Issuer shall provide to the Holder when requested by the Holder satisfactory evidence of the payment and discharge of such obligations, provided that the Issuer may, on giving the Holder such security (if any) as the Holder may require, refrain from paying or discharging any obligation the liability for which is being contested in good faith.

9.2	To Comply with Obligations and Maintain Corporate Existence and Security. The Issuer shall:
(a)	comply with its obligations hereunder and under the Subscription Agreement;
(b)	maintain its corporate existence and observe, pay and perform all of its obligations and liabilities as they become due and comply with all conditions under leases, licenses and other agreements to which it is a party or upon or under which any of the Charged Property is held;
(c)	defend the Charged Property against all claims and demands of all persons at any time charging the same or any interest thereon;
(d)	carry on and conduct its business in a proper and efficient manner so as to preserve and protect the Charged Property and income therefrom;
(e)	keep proper books of account with correct entries of all transactions in relation to its business;
(f)	allow the Holder, four times a year, on reasonable notice and during normal business hours, but without any disruption to the business of the Issuer, to examine and make copies of all books and records of the Issuer, and allow the Holder to discuss the affairs, finances and accounts of the Issuer with the Issuer's officers and accountants;
(g)	repair and keep in repair and good order and condition, in all material respects, all Assets of the Issuer, including the Charged Property, the use of which is necessary or advantageous in connection with the Issuer's business;
(h)	keep all tangible Assets of the Charged Property insured to full insurable value against loss or damage by fire, explosion, theft and such other risks as are customarily insured against by persons carrying on similar businesses or owning similar property within the vicinity in which the Issuer's business or property is located;
(i)	immediately notify the Holder in writing of any proposed change of name of the Issuer or of its chief place of business;
(j)	pay all rents, rates and taxes levied, assessed or imposed upon it or its property as and when the same become due and payable save and except where it contests in good faith the validity thereof by proper legal proceedings and for which provision for payment and security adequate in the reasonable opinion of the Holder has been made;
(k)	forthwith notify the Holder of the occurrence of any event, claim or occurrence that could reasonably be expected to have a material adverse effect on the value of the Charged Property or on the security interests created by this Debenture;
(l)	forthwith notify the Holder of any default (or event, condition or occurrence which with the giving of notice and/or the lapse of time would constitute a default) in connection with any indebtedness of the Issuer; and
(m)	collect all accounts receivable in the Ordinary Course of Business.

ARTICLE 10
 NEGATIVE COVENANTS
At all times, the Corporation hereby covenants and agrees that for so long as this Debenture is in force and any portion of the indebtedness hereunder remains unpaid, unfulfilled and/or unsatisfied, in the absence of the prior written consent of the Holder, which consent shall not be unreasonably delayed or withheld, the Corporation shall not:
10.1	Encumber Property. Create, grant, assume or suffer to exist any Encumbrance upon the Charged Property other than: (i) any Encumbrance upon the Charged Property in favour of Rocfrim Inc. securing a loan in the principal amount of CAD$450,000 (the "First Ranking Loan") which Encumbrance(s) is/are senior in ranking to the Encumbrances upon the Charged Property in favour of the Holder; and (ii) as otherwise contemplated herein.
10.2	Sell. Remove, destroy, lease, transfer, assign, sell or otherwise dispose of any material part of the Charged Property, other than sales made or licenses granted in the Ordinary Course of Business. For the purposes of this Section 10.2, any portion of the Corporation's Intellectual Property is deemed to be a material part of the Charged Property.
10.3	Dividends. Declare and/or pay dividends or make any other distribution, whether in cash or other property, on any class or series of shares or other payment or distribution to any of the Corporation's shareholders.
10.4	Make Certain Changes.
(a)	create or grant any senior or pari passu security;
(b)	acquire or redeem any securities of the Corporation, other than securities of the Corporation held by an employee, officer or director whose employment or engagement with the Corporation is being terminated;
(c)	create a new credit facility or increase any existing credit facility or bank operating line of the Corporation;
(d)	make any loans to, or any investments in, or guarantees of any obligations of, any other Person, other than the giving of trade credit or the secured loan to NHC Edibles LLC contemplated in Article 4 hereof;
(e)	purchase, establish or acquire in any manner any new business undertaking;
(f)	change in a material manner the nature of its business as presently carried on and as proposed to be carried on;

(g)	engage in any transactions with persons not dealing at arm's length with the Corporation outside of the normal course;
(h)	amend, waive or repeal any provision of its by-laws or articles of incorporation, as amended;
(i)	materially change its accounting policies or change its financial year-end;
(j)	relocate the Charged Property within Ontario or remove any of the Charged Property or any of the books of account or other records of the Corporation to a location outside of Ontario;
(k)	authorize any transaction outside the Ordinary Course of Business, including: (i) any Change of Control (other than in respect of a Going Public Transaction), (ii) any exclusive lease, transfer, sale or disposal of technology or Intellectual Property of the Corporation, and (iii) any partnership or joint venture (other than joint business arrangements with arm's length third parties in the Ordinary Course of Business), exempting any additional acquisition of real property interests;
(l)	initiate any reorganization, liquidation, dissolution or winding-up of the Corporation; and
(m)	enter into any agreement or arrangement to effect any of the foregoing.
ARTICLE 11
 RELEASE AND SUBORDINATION
11.1	Release by Holder. The Holder may, at its sole discretion, at any time release from the security interest hereby created any part or parts of the Charged Property either with or without consideration therefor, without responsibility therefor, and without thereby releasing any other part of the Charged Property or any Person from this Debenture.
11.2	Subordination by Holder. Nothing herein, including Section 11.1, shall operate to subordinate the security interest provided for in this Debenture to or in favour of any Encumbrance or to postpone any of the obligations of the Issuer hereunder to any of the obligations, indebtedness or liabilities owed by the Issuer to the holder of any Encumbrance.
11.3	The security interest hereby evidenced may not be subordinated in favour of a bank or similar financial institution providing operating credit facilities to the Issuer in the absence of the prior written consent of the Holder, which consent shall not be unreasonably delayed or withheld, provided that in no event will the Holder subordinate its security interest, from time to time, in the real property located at 78 N Silicon Drive #80, Pueblo West, CO, 81007-1462, Pueblo County, United States of America. The costs and expenses of any such subordination shall be borne by the Issuer.

ARTICLE 12
 DEFAULT
12.1	This Debenture shall be in default upon the occurrence of the following events (each an "Event of Default"):
(a)	if the Issuer makes any default in payment of any part of the Principal or Interest owing under this Debenture when the same shall become due and payable and such default continues for a period of fifteen (15) days following delivery of written notice of such default by the Holder;
(b)	if default occurs in the performance of any covenant of the Issuer in favour of the Holder under this Debenture or the Subscription Agreement and such default continues for a period of thirty (30) days following delivery of written notice of such default by the Holder;
(c)	if a default occurs under the terms of the Intercreditor Agreement or in the performance of any of the Senior Obligations or any terms of the Senior Convertible Debenture by the Issuer as such terms are defined in the Intercreditor Agreement;
(d)	if default occurs in the payment or performance of any obligation in favour of any Person from whom the Issuer has borrowed money which would entitle the creditor to accelerate repayment of the borrowed money, and such default is not waived by such creditor in writing within thirty (30) days of the occurrence of such default;
(e)	if any representation or warranty made by the Issuer herein, in the Subscription Agreement or in any certificate, statement or report furnished in connection herewith is found to be false or incorrect in any way so as to make it materially misleading when made or when deemed to have been made and, if the error is capable of correction, such error is not corrected for a period of thirty (30) days following delivery of written notice of such default by the Holder;
(f)	if any act, matter or thing is done toward the termination of, or any action or proceeding is launched or taken to terminate the corporate existence of the Issuer, whether by winding-up, surrender of charter or otherwise;
(g)	if the Issuer ceases to carry on its business, commits an act of bankruptcy, becomes insolvent, makes an assignment or bulk sale of its Assets without the prior written approval of the Holder, or makes a proposal, compromise or arrangement with or to its creditors; or
(h)	the failure by the Issuer or any of its subsidiaries to make all required contributions and to comply in all material respects with the requirements of the Employee Retirement Income Security Act;

(i)	if any execution, sequestration, seizure, distress or other analogous process becomes enforceable or is enforced against the Issuer or the Charged Property or any part thereof unless such process is released, bonded, satisfied, discharged, vacated or stayed within thirty (30) days after its entry, commencement or levy or is being contested in good faith by the Issuer, as applicable, by proper proceedings.
12.2	Upon the occurrence of an Event of Default, at the option of the Holder, all monies secured hereby shall become forthwith due and payable and all of the rights and remedies hereby conferred in respect of the Charged Property shall become immediately enforceable and the Issuer and the Holder shall have, in addition to any other rights and remedies provided by law, the rights and remedies of a debtor and a secured party respectively under the PPSA and those provided by this Convertible Debenture. In addition, the Issuer may take possession of the Charged Property and enforce any rights of the Issuer in respect of the Charged Property by any method available in or permitted by law and may require the Issuer to assemble the Charged Property and deliver or make the Charged Property available to the Holder at any place as may be designated by the Issuer. In furtherance of the foregoing, the Holder, or any receiver appointed hereunder is hereby irrevocably constituted, effective upon the occurrence of an Event of Default, as the duly appointed lawful attorney of the Issuer in accordance with the Powers of Attorney Act (Ontario), with full power to make, do, execute and deliver all such documents, assignments, acts, matters or things on behalf of the Issuer with the right to use the name of the Issuer whenever and wherever it may be deemed necessary or expedient. The power of attorney hereby granted is a power coupled with an interest and shall survive the dissolution, liquidation, winding-up or other termination of existence of the Issuer. The Issuer agrees to and does hereby ratify all acts done and all documents executed and delivered by the Holder pursuant to the power of attorney hereby granted and the Issuer hereby confirms that the Holder and all third parties are entitled to rely upon such ratification.
12.3	Following the occurrence of an Event of Default, to the extent permitted by applicable law, Interest on the outstanding Principal shall accrue at a rate equal to twenty percent (20%) per annum, compounded and calculated monthly, in arrears.
12.4	Upon the occurrence of an Event of Default, the Holder may require the Issuer to engage a consultant of the Holder's choice for the sole purpose of exploring such Event of Default and possible remedies to such Event of Default. Subject to the execution and delivery of a non-disclosure agreement in a form reasonably satisfactory to the Issuer, such consultant shall receive the full cooperation and support of the Issuer and its employees, including unrestricted access to the premises, books and records of the Issuer during reasonable business hours.

12.5	Upon the occurrence of an Event of Default, the Holder may take proceedings in any court of competent jurisdiction for the appointment of a receiver, interim receiver or a receiver and manager (the "receiver") of the Charged Property or of any part thereof or may by instrument in writing appoint any person to be a receiver of the Charged Property or of any part thereof and may remove any receiver so appointed by the Holder and appoint another in his stead. Any receiver appointed hereunder by instrument in writing shall have power (a) to take possession of the Charged Property or any part thereof and, without liability or obligation to the Issuer, to maintain, preserve and protect the same; (b) to carry on or concur in carrying on all or any part of the business or businesses of the Issuer; (c) to borrow money which such receiver, in its sole discretion, determines is required in connection with either or both of the powers provided for in paragraph (a) and (b); and (d) to dispose of the Charged Property in whole or in part, and any such disposition may be by public sale (whether by auction, tender or otherwise), private sale, lease or otherwise, and at such time and place and on such terms and for such price and manner of payment thereof, all as such receiver may, in its sole discretion, determine; provided that any such receiver shall be and is deemed to be the agent of the Issuer and the Holder shall not in any way be responsible for any misconduct, negligence or nonfeasance of any such receiver.
ARTICLE 13
 INDEMNIFICATION
13.1	The Issuer shall pay, and shall indemnify and save harmless the Holder against all Losses (including legal fees on a full indemnity basis) resulting from the exercise of any or all of the rights, remedies and powers of the Holder under this Debenture (other than the right of conversion hereunder), the taking, recovering or possessing of any or all of the Charged Property, and of any other proceedings taken for the purpose of enforcing the remedies provided to the Holder, or otherwise in relation to the Charged Property, or by reason of non-payment of the obligations hereby secured, including, without limitation, the appointment of a receiver (collectively, the "Expenses"). Any proceeds of any disposition of any of the Charged Property shall be applied by the Holder firstly on account of the Expenses, and any balance of such proceeds shall be applied by the Holder on account of the outstanding Principal and accrued and unpaid Interest in such order of application as the Holder may from time to time effect and the same shall not be subject to dispute by the Issuer. If such proceeds fail to satisfy the amount, the Issuer shall be liable for the full amount of the deficiency resulting to the Holder.
ARTICLE 14
 ASSIGNMENT
14.1	The Holder may, upon giving notice to the Issuer, but for greater certainty without the consent of the Issuer, sell, assign or otherwise dispose of this Debenture or of any shares obtained pursuant to the conversion hereof to any Person provided that any such sale, assignment or disposition is made in accordance with the terms and conditions of the Issuer's articles of incorporation, the Shareholders' Agreement and applicable securities laws.

ARTICLE 15
 AMALGAMATION
15.1	The Issuer acknowledges that if it amalgamates or is otherwise combined or arranged with any other corporation or corporations (a) the Charged Property and the security interests granted hereby shall extend to and include all the like property and assets of each of such corporation(s) and the amalgamated, combined or arranged corporation(s) and to any like property or assets of the amalgamated corporation thereafter owned or acquired, (b) the term "Corporation" where used herein shall extend to and include each of such predecessor corporations and the amalgamated, combined or arranged corporation. Nothing in this Section 15.1 shall permit or authorize an amalgamation that is otherwise prohibited by the provisions of this Debenture.
ARTICLE 16
 CURRENCY
16.1	All sums of money referred to herein are expressed in the currency of Canada.
ARTICLE 17
 GOVERNING LAW
17.1	This Debenture shall be governed by and interpreted in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein. The Issuer and the Holder hereby attorn to the exclusive jurisdiction of the courts of the Province of Ontario.
<Signature page follows>

IN WITNESS WHEREOF the Issuer has, by its duly authorized representative, signed, and delivered this Debenture as of the date first written above.

NUTRITIONAL HIGH INTERNATIONAL INC.
By:	/"Signed"/
Name: David Posner
Title: CEO

SCHEDULE A
 ENCUMBRANCES

Nil.